Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Kimberly-Clark Corporation of our report dated February 24, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting of Kenvue Inc., which appears in Kenvue Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
December 4, 2025